Exhibit 10.5

ADMINISTRATIVE AND INVESTMENT SERVICES AGREEMENT

between

State Street Bank and Trust Company

and the

ABA Retirement Funds

(As Amended and Restated Effective May 1, 2009)

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS	2
1.01	“ABA”	2
1.02	“ABA Members Collective Trust”	2
1.03	“ABA Members Pension Plan”	2
1.04	“ABA Members Plans”	2
1.05	“ABA Members Retirement Plan”	2
1.06	“Amendment Date”	2
1.07	“ABA RF”	2
1.08	“ABA RF Program Services Unit”	2
1.09	“Affiliate”	2
1.10	“Board”	2
1.11	“Business Day”	2
1.12	“Cause”	2
1.13	“Closed Option”	3
1.14	“Code”	3
1.15	“Effective Date”	3
1.16	“Employer”	3
1.17	“Employer Plan”	3
1.18	“Equitable”	3
1.19	“ERISA”	3
1.20	“Fund”	3
1.21	“Fund Declaration”	3
1.22	“Indemnified Person”	3
1.23	“Individually Designed Plans”	3
1.24	“Investment Advisor”	3
1.25	“Investment Advisor Agreement”	3
1.26	“Investment Advisor Recommendation”	3
1.27	“Investment Fiduciary”	4
1.28	“Investment Advisor Removal Recommendation”	4
1.29	“Investment Option”	4
1.30	“Investment Option Termination Notice”	4
1.31	“Investor”	4
1.32	“Major Vendor”	4
1.33	“Master Trust”	4
1.34	“New Investment Option”	4
1.35	“New Investment Option Notice”	4
1.36	“Northern”	4
1.37	“Notice of Termination”	4
1.38	“Participant”	5
1.39	“Plan”	5
1.40	“Pooled Trust”	5
1.41	“Program”	5
1.42	“Program Data and Records”	5
1.43	“Program Interface Agreement”	5
1.44	“Program Recordkeeper”	5

1.45	“Program Services Agreement”	5
1.46	“Prospectus”	5
1.47	“Qualified Bar Association”	6
1.48	“Qualified Employer”	6
1.49	“Self-Managed Option”	6
1.50	“Service Standards”	6
1.51	“State Street”	6
1.52	“State Street NH”	6
1.53	“Succession Agreement”	6
1.54	“Successor Trustee”	6
1.55	“Transfer Completion Date”	6
1.56	“Transition Event”	6
1.57	“Trustee”	6
1.58	“Trustee Services”	6
1.59	“Trust”	7

ARTICLE 2	THE ABA MEMBERS COLLECTIVE TRUST AND INVESTMENT OPTIONS UNDER THE ABA MEMBERS COLLECTIVE TRUST	7
2.01	Establishment and Maintenance	7
2.02	Investment Advisors	7
2.03	Monitoring of Investment Advisors	7
2.04	Investment Advisor Recommendation	7
2.05	Investment Advisor Removal Recommendation	8
2.06	Investment Advisor Removal by State Street	8
2.07	Amendments to or Mergers Under ABA Members Collective Trust	8
2.08	Amendments to the ABA Members Collective Trust and the Trusts as of the Amendment Date	9
2.09	Considerations of State Street Regarding Funds	9
2.10	Notice to Program Recordkeeper	9

ARTICLE 3	THE TRUSTS AND THE SELF-MANAGED OPTION UNDER THE TRUSTS	10
3.01	Trustee of Trusts	10
3.02	Self-Managed Options	10

ARTICLE 4	ALL INVESTMENT OPTIONS	10
4.01	New Investment Options	10
4.02	Investment Fiduciary	11
4.03	Compliance with Laws	11
4.04	Termination of Investment Options	11
4.05	General Considerations of State Street	12
4.06	Notice to Program Recordkeeper	12

ARTICLE 5	MAINTENANCE OF TRUSTS AND PLANS	12
5.01	Necessary Amendments to Trusts and ABA Members Plans and Trusts	12
5.02	Other Amendments to the Trusts and ABA Members Plans	13
5.03	Plan Interpretation	13

2

ARTICLE 6	SERVICES WITH RESPECT TO INVESTMENT OPTIONS	13
6.01	Investment Records	13
6.02	Contributions	13
6.03	Transfers	14
6.04	Distributions and Withdrawals	14
6.05	Fiduciary Duties	14

ARTICLE 7	SERVICES WITH RESPECT TO TRUSTS AND PLANS	14
7.01	Program Recordkeeper	14
7.02	State Street as Payor	14

ARTICLE 8	REPORTS TO ABA RF	15
8.01	Investment Fiduciary Reports	15
8.02	Fee Reports	15
8.03	Expense Reports	15
8.04	Annual Reports	15
8.05	Timing of Reports	16

ARTICLE 9	REVIEW OF COMMUNICATIONS MATERIAL AND COMMUNICATIONS BY ABA RF	16
9.01	Communications Matters	16

ARTICLE 10	ADDITIONAL AGREEMENTS AND COVENANTS OF STATE STREET	16
10.01	ABA RF Program Services Unit	16
10.02	Program Recordkeeper Interface; Succession Agreement	16
10.03	Financial Condition and Organization	17
10.04	Insurance Certification	17
10.05	Approval of Major Vendors	17
10.06	Indemnification of ABA RF by Major Vendors	18
10.07	Non-Competition	18
10.08	Confidentiality	18
10.09	Copyright of Trusts and ABA Members Plans	19
10.10	Maintenance and Disposition of Program Data and Records	19
10.11	Investment Advisor Agreements	20
10.12	Notice of Change in Status or Regulatory Action	20
10.13	Performance by Affiliates	20
10.14	Transition Management	20

ARTICLE 11	FEES AND EXPENSES	20
11.01	State Street’s Fees	20
11.02	ABA RF’s Fees	21
11.03	Additional Services	21
11.04	Expenses	21

ARTICLE 12	LIMITATION OF LIABILITY AND INDEMNIFICATION	23

3

12.01	Limitation of Liability for Instructions from Participants, Employers, Investors, or the Program Recordkeeper Pursuant to the Program Interface Agreement	23
12.02	Limitation of Liability For Instructions From ABA RF	23
12.03	Limitation of Liability for Acts of Third Parties	23
12.04	Indemnification	23
12.05	Counsel for Indemnified Persons	24
12.06	Contribution	24
12.07	Enforcement of Rights	24
12.08	Supplemental Indemnification	24
12.09	Interests of ABA Members Collective Trust, Trusts and ABA Members Plans	25
12.10	Payment of Expenses	25

ARTICLE 13	TERMINATION OF AGREEMENT	25
13.01	Termination as of the Effective Date (as defined in the Succession Agreement)	25
13.02	Termination by State Street	25
13.03	Termination For Cause	26
13.04	Termination by ABA RF	26
13.05	Consent to Termination	26
13.06	Transfer of Program Assets	26

ARTICLE 14	MISCELLANEOUS	26
14.01	Service Standards	26
14.02	Plan Disqualification	27
14.03	Agents of ABA RF	27
14.04	Good Faith	27
14.05	Compliance with Laws	27
14.06	Audits	27
14.07	Amendment	28
14.08	Assignment; Change of Control	28
14.09	Choice of Law	29
14.10	Resolution of Disputes	29
14.11	Arbitration of Disputes	29
14.12	Notice	29
14.13	Severability of Provisions	31
14.14	Waiver	31
14.15	Captions	31
14.16	Action by ABA RF	31
14.17	Construction of Terms	31
14.18	Execution in Counterparts	31
14.19	Entire Agreement	31
14.20	Authority	31
14.21	FISA Amendments	31

4

THIS ADMINISTRATIVE AND INVESTMENT SERVICES AGREEMENT (the “Agreement”) is effective as of the first day of May, 2009, between STATE STREET BANK AND TRUST COMPANY (“State Street”) and the ABA RETIREMENT FUNDS (“ABA RF”) as an amendment and restatement of the Administrative and Investment Services Agreement (the “Original Agreement”) dated January 1, 1992 between State Street and ABA RF, as amended and restated effective as of January 1, 1999 and as amended and restated effective January 1, 2003 and as subsequently amended (the “Existing Agreement”).

W I T N E S S E T H:

WHEREAS, ABA RF sponsors the ABA Retirement Funds Program (the “Program”) under which it has established the American Bar Association Members Defined Benefit Pension Plan (the “ABA Members Pension Plan”), the American Bar Association Members Retirement Plan (the “ABA Members Retirement Plan”), the American Bar Association Members Retirement Trust (the “Master Trust”) and the American Bar Association Members Pooled Trust for Retirement Plans (the “Pooled Trust”);

WHEREAS, the Program has been marketed and administered pursuant to the Original Agreement as subsequently amended and restated;

WHEREAS, pursuant to the Original Agreement, effective as of January 1, 1992, ABA RF amended the ABA Members Pension Plan and the ABA Members Retirement Plan and amended and restated the Master Trust and the Pooled Trust to reflect, among other changes, the appointment of State Street as sole trustee;

WHEREAS, pursuant to the Original Agreement as subsequently amended and restated, State Street has established and maintains the American Bar Association Members/State Street Collective Trust (“ABA Members Collective Trust”), consisting of certain Investment Options;

WHEREAS, since the date of the Existing Agreement, State Street (or an Affiliate) sold all its interest in CitiStreet, LLC to an affiliate of ING Group, N.V. and as a result thereof, State Street desires to be released from its obligations under the Existing Agreement to provide “Administrative Services” as defined therein.

WHEREAS, since the date of the Existing Agreement, ABA RF has entered into a Program Services Agreement (the “Program Services Agreement”) with ING Life Insurance and Annuity company and ING Institutional Plan Services, Ltd. (formerly called CitiStreet, LLC);

WHEREAS, pursuant to Section 13.01 of the Existing Agreement, ABA RF and State Street each have the right to terminate the Existing Agreement by notice to the other party as specified therein and have already done so such that such Agreement is to terminate on or before September 30, 2010;

WHEREAS, ABA RF and State Street desire to modify their relationship pursuant to this Agreement as an amendment and restatement of the Existing Agreement, effective as of May 1, 2009 except that (i) Appendix B shall be effective as of June 18, 2009 and (ii) nothing herein shall be interpreted as relieving State Street of any liability or obligation arising under the Existing Agreement prior to May 1, 2009;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and undertakings, and subject to the terms and conditions, hereinafter set forth, the parties hereto agree as follows:

ARTICLE 1 DEFINITIONS

1.01 “ABA” means the American Bar Association and any successor.

1.02 “ABA Members Collective Trust” means the American Bar Association Members/State Street Collective Trust, a group trust established pursuant to a Declaration of Trust dated as of August 8, 1991, as amended and restated October 17, 1991 and November 18, 1991, as further amended and in effect from time to time, and maintained by State Street (or its Affiliates) for the purpose of providing certain Investment Options to Investors under the Program.

1.03 “ABA Members Pension Plan” means the American Bar Association Members Defined Benefit Pension Plan, as amended and in effect from time to time.

1.04 “ABA Members Plans” means the ABA Members Pension Plan and the ABA Members Retirement Plan, collectively.

1.05 “ABA Members Retirement Plan” means the American Bar Association Members Retirement Plan, as amended and in effect from time to time.

1.06 “Amendment Date” means May 1, 2009.

1.07 “ABA RF” means the ABA Retirement Funds, an Illinois not-for-profit corporation, and any successor through which qualified retirement plans are offered to Qualified Employers.

1.08 “ABA RF Program Services Unit” means the program services unit of State Street described in Section 10.01.

1.09 “Affiliate” means any person or entity, including any general partnership, limited partnership, corporation, joint venture, business trust, limited liability partnership, limited liability company or similar organization, that, directly or indirectly, controls, is controlled by, or is under common control with State Street.

1.10 “Board” means the Board of Directors of ABA RF, or the comparable governing body of any successor thereto.

1.11 “Business Day” means any day on which the New York Stock Exchange is open for trading. Any other reference in this Agreement to a “day,” “week,” “quarter,” or “year” shall mean, respectively, a calendar day, a calendar week, a calendar quarter or a calendar year.

1.12 “Cause” means behavior by either party to this Agreement that is described in Section 13.03 which gives the other party certain rights with respect to this Agreement.

1.13 “Closed Option” means any investment to which Investors are no longer permitted to make contributions to or transfers (by agreement between ABA RF and State Street), but which continues to constitute an investment under the Program.

1.14 “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.

1.15 “Effective Date” means January 1, 1992.

1.16 “Employer” means (a) any Qualified Employer that maintains a Plan and (b) any successor to any such Qualified Employer that agrees, or is required by operation of law, to continue the Plan.

1.17 “Employer Plan” means any employee benefit plan established and maintained by a Qualified Employer pursuant to either of the ABA Members Plans.

1.18 “Equitable” means The Equitable Life Assurance Society of The United States, which was as of January 1, 1992, a New York life insurance company, and any successor thereto.

1.19 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

1.20 “Fund” means any Investment Option that is a collective investment fund established from time to time under the ABA Members Collective Trust.

1.21 “Fund Declaration” means any separate declaration executed by the Trustee, pursuant to Section 3.01 of the ABA Members Collective Trust, for the purpose of establishing a Fund thereunder.

1.22 “Indemnified Person” means any person or entity entitled to indemnification pursuant to Sections 10.06 and 12.04.

1.23 “Individually Designed Plans” means any employee benefit plan (other than an Employer Plan) that is established and maintained by a Qualified Employer, and with respect to which the Pooled Trust has been adopted.

1.24 “Investment Advisor” means any person or entity (other than State Street) engaged by State Street pursuant to Section 2.02 to make recommendations to State Street regarding the acquisition or disposition of assets held in a Fund.

1.25 “Investment Advisor Agreement” means any agreement entered into pursuant to Section 2.02 between State Street, as trustee of the ABA Members Collective Trust, and an Investment Advisor.

1.26 “Investment Advisor Recommendation” means any written notice delivered by the Investment Fiduciary pursuant to Section 2.04 recommending a new Investment Advisor, or a reallocation of assets among existing Investment Advisors, with respect to a Fund.

1.27 “Investment Fiduciary” means the person or entity engaged by ABA RF pursuant to Section 4.02 to make Investment Advisor Recommendations, Investment Advisor Removal Recommendations, Investment Option Termination Notices and other recommendations to the Trustee as provided herein.

1.28 “Investment Advisor Removal Recommendation” means any written notice delivered by the Investment Fiduciary pursuant to Section 2.05 recommending the removal of an Investment Advisor.

1.29 “Investment Option” means any investment offered to, or obtained for Investors under the Program, including, without limitation, the Self-Managed Option established from time to time pursuant to Section 3.02.

1.30 “Investment Option Termination Notice” means a written notice delivered by the Investment Fiduciary or State Street pursuant to Section 4.04 recommending that (a) an Investment Option or Closed Option cease to be available under the Program or (b) an Investment Option become a Closed Option.

1.31 “Investor” means (a) the Participant, in the case of a Plan for which the Participant is authorized to direct the investment in, and allocation among, Investment Options of the amounts attributable to such Participant’s accounts in the Plan (or applicable portion thereof) and (b) in the case of a Plan (or portion thereof) not described in subsection (a) of this Section, the person or entity having investment discretion with respect to the investment in, and allocation among, Investment Options of the assets of such Plan (or applicable portion thereof).

1.32 “Major Vendor” means any person or entity providing material services to the Program that State Street has engaged for the benefit of the Program to provide customer services, marketing services, Plan or Participant recordkeeping services, communications services, auditing or accounting services, legal services or actuarial services. For the avoidance of doubt, the term “Major Vendor” shall not include the Program Recordkeeper.

1.33 “Master Trust” means the trust maintained under the ABA Members Plans, known as of the Amendment Date as the American Bar Association Members Retirement Trust, as amended and in effect from time to time.

1.34 “New Investment Option” means any Investment Option that is not available under the Program as of July 6, 2009.

1.35 “New Investment Option Notice” means a written notice delivered by the Investment Fiduciary or State Street pursuant to Section 4.01 proposing that a New Investment Option be provided as an additional Fund established under the ABA Members Collective Trust.

1.36 “Northern” means The Northern Trust Company, a banking corporation organized and existing under the laws of the State of Illinois.

1.37 “Notice of Termination” means a written notice delivered by State Street or by ABA RF pursuant to Section 13.02 declaring an intent to terminate this Agreement for Cause.

1.38 “Participant” means any person for whom benefits under a Plan are provided under the Trusts including, where the context so requires, (a) a beneficiary designated under the terms of a Plan to receive a benefit after the death of a Participant and (b) a person designated by an Employer in writing to the Trustee as having been determined by the Employer to be an alternate payee entitled to benefits under the Trust in accordance with a qualified domestic relations order as defined in Section 414(p) of the Code.

1.39 “Plan” means an Employer Plan, an Individually Designed Plan, or both, as the case may be.

1.40 “Pooled Trust” means the trust maintained under the Program to hold assets of Individually Designed Plans, known as of the Amendment Date as the American Bar Association Members Pooled Trust for Retirement Plans, as amended and in effect from time to time.

1.41 “Program” means the program sponsored by ABA RF for Qualified Employers that provides for administrative, recordkeeping, custodial and investment services and includes the ABA Members Plans, the Trusts, the Investment Options and the Closed Options, known as of the Amendment Date as the American Bar Association Members Retirement Program, as amended from time to time.

1.42 “Program Data and Records” means (a) all Participant, Plan, Employer, Investor and Trust records acquired by, provided to, created by or maintained by State Street pursuant to this Agreement, (b) all data collected or compiled by State Street (or any person engaged by State Street) under the “Annual Marketing Plan” as defined in the Existing Agreement (including any extrapolations or interpretations thereof), (c) all information made available to State Street (or any person engaged by State Street) pursuant to Article 9 (d) all reports compiled by State Street (or any person engaged by State Street) pursuant to, or otherwise in the course of performing its obligations under, this Agreement, (e) all reports or other information made available to State Street by any party engaged to provide services to the Program (including the consultant engaged pursuant to Section 4.03) and (f) all data, records and other information derived from any of the foregoing.

1.43 “Program Interface Agreement” means the agreement between State Street and the Program Recordkeeper described in Section 10.02(a) hereof.

1.44 “Program Recordkeeper” means the organization or entity engaged by ABA RF to provide recordkeeping, administrative, marketing and communications services for the Program. As of the Amendment Date, the Program Recordkeeper is ING Institutional Plan Services, LLC, formerly called CitiStreet, LLC.

1.45 “Program Services Agreement” shall have the meaning set forth in the recitals of this Agreement.

1.46 “Prospectus” means the prospectus included within the most recent registration statement, as amended from time to time, filed by the ABA Members Collective Trust with the Securities and Exchange Commission.

1.47 “Qualified Bar Association” means an organization that is represented in the House of Delegates of the ABA.

1.48 “Qualified Employer” means (a) any sole practitioner, partnership, corporation, limited liability partnership, limited liability company or association engaged in the practice of law, provided that the sole practitioner or at least one partner of the partnership, one shareholder of the corporation or one member of the limited liability partnership or company is a member or associate of the ABA or of a Qualified Bar Association, (b) the ABA, (c) any Qualified Bar Association, and (d) any organization that does not engage in the practice of law but is closely associated with the legal profession, which receives the approval of ABA RF, and which has as an owner or a member of its governing board a member or associate of the ABA.

1.49 “Self-Managed Option” means the Investment Option available under the Trusts and maintained in accordance with Section 3.02, pursuant to which an Investor may designate the investment of assets of a Plan or of a Participant’s account, as the case may be, in securities selected by such Investor.

1.50 “Service Standards” means any minimum performance standards that may be established by agreement between State Street and ABA RF or as contained in the Program Interface Agreement.

1.51 “State Street” means State Street Bank and Trust Company, a trust company organized and existing under the laws of The Commonwealth of Massachusetts and any entity that succeeds to State Street’s obligations under this Agreement by operation of law or to which such obligations are otherwise assigned with the consent of ABA RF.

1.52 “State Street NH” means State Street Bank and Trust Company of New Hampshire, a trust company organized and existing under the laws of the State of New Hampshire.

1.53 “Succession Agreement” means the agreement of even date herewith entered into between State Street, State Street NH, Northern and the Successor Trustee pursuant to Section 10.02(b).

1.54 “Successor Trustee” means Northern Trust Investments, N.A., a national banking organization.

1.55 “Transfer Completion Date” means the date as of which the transfer of assets described in Section 10.02(d) or 13.06 shall have occurred.

1.56 “Transition Event” has the meaning set forth in Section 10.14

1.57 “Trustee” means the trustee of the Master Trust and the Pooled Trust from time to time.

1.58 “Trustee Services” means all services required of State Street hereunder.

1.59 “Trust” means the Master Trust, the Pooled Trust, and “Trusts” means both the Master Trust and the Pooled Trust.

ARTICLE 2 THE ABA MEMBERS COLLECTIVE TRUST AND INVESTMENT OPTIONS UNDER THE ABA MEMBERS COLLECTIVE TRUST

2.01 Establishment and Maintenance. State Street has established and shall maintain in accordance with this Agreement the ABA Members Collective Trust with exclusive management and control over the assets thereof.

2.02 Investment Advisors. State Street may engage one or more Investment Advisors only in accordance with the following procedures and subject to the provisions of Sections 2.04, 2.05, 2.06 and 2.09 and subject to Section 4.02:

(a) Each Investment Advisor, if any, shall be identified in the appropriate Fund Declaration or attachment thereto.

(b) State Street shall enter into an Investment Advisor Agreement with each such Investment Advisor, which Investment Advisor Agreement shall include, among other things (1) representations that the Investment Advisor is registered, or exempt under, or excluded from, the Investment Advisers Act of 1940, as amended, and is in the business of acting as a fiduciary with respect to assets of various retirement plans and trusts and (2) an acknowledgement in writing that the Investment Advisor is a fiduciary as defined in ERISA with respect to the applicable assets of the Plans and the Trusts, and each such agreement may include supplemental guidelines governing the Investment Advisor’s activities.

(c) Such an Investment Advisor shall not be permitted to take any action with respect to any Fund that, in the reasonable opinion of State Street, would cause the Fund to cease to qualify as a fund maintained by a bank within the meaning of (1) Section 3(c)(11) of the Investment Company Act of 1940, as amended, and successor provision thereto, and (2) Section 3(a)(2) of the Securities Act of 1933, as amended, and any successor provision thereto.

2.03 Monitoring of Investment Advisors. On behalf of Participants, Employers and Investors, the Investment Fiduciary shall be entitled to monitor the performance of each Investment Advisor and the relationship between State Street and each Investment Advisor.

2.04 Investment Advisor Recommendation. On behalf of Participants, Employers and Investors, the Investment Fiduciary may, at any time and from time to time, deliver to State Street an Investment Advisor Recommendation recommending that (a) the assets in a Fund be reallocated among existing Investment Advisors or (b) subject to Section 4.02, an additional Investment Advisor or Advisors be appointed with respect to a Fund (in which case, such Investment Advisor Recommendation shall also indicate the suggested allocation of assets among the Investment Advisors to such Fund). State Street shall give full consideration to each Investment Advisor Recommendation of the Investment Fiduciary and shall respond to the Investment Fiduciary as soon as reasonably practicable thereafter as consistent with fiduciary obligations, but no later than thirty (30) days after the date of State Street’s receipt of such Investment Advisor Recommendation, as to whether, in what manner, and on what time frame such action will be taken with respect to such Investment Advisor and the reasons therefor.

2.05 Investment Advisor Removal Recommendation. On behalf of Participants, Employers and Investors, the Investment Fiduciary may, at any time and from time to time, deliver to State Street an Investment Advisor Removal Recommendation with respect to an Investment Advisor. State Street shall give full consideration to each Investment Advisor Removal Recommendation from the Investment Fiduciary and shall respond to the Investment Fiduciary as soon as reasonably practicable thereafter as consistent with fiduciary obligations, but no later than thirty (30) days after the date of State Street’s receipt of such Investment Advisor Removal Recommendation, indicating whether, in what manner and during what time frame such action will be taken with respect to such Investment Advisor and the reasons therefor. If the Investment Fiduciary indicates in such Investment Advisor Removal Recommendation that the Investment Fiduciary believes such Investment Advisor has engaged in willful misconduct, gross negligence or a continuing pattern of negligence, then State Street’s response pursuant to the preceding sentence shall be given to the Investment Fiduciary and ABA RF as soon as reasonably practicable as consistent with fiduciary obligations but within five (5) Business Days.

2.06 Investment Advisor Removal by State Street. Subject to applicable laws and regulations, to its reasonable administrative capabilities and other responsibilities under the Program, and to the provisions of the respective Investment Advisor Agreement, in the absence of an Investment Advisor Removal Recommendation from the Investment Fiduciary, State Street may remove any Investment Advisor thirty (30) days after written notice is received by the Investment Fiduciary with a written copy to ABA RF explaining the reasons for the removal; provided, however, that

(a) State Street may remove an Investment Advisor with concurrent notice to the Investment Fiduciary with a copy to ABA RF, if State Street reasonably determines that such urgent action is necessary;

(b) State Street may not remove an Investment Advisor without engaging a new Investment Advisor or allocating such assets to an existing Investment Advisor; and

(c) Upon receipt of notice pursuant to this Section, the Investment Fiduciary may make suggestions or comments regarding State Street’s action or proposed action, and State Street will give full consideration thereto.

2.07 Amendments to or Mergers Under ABA Members Collective Trust.

(a) State Street shall make all amendments to the ABA Members Collective Trust and agreements thereunder that are necessary to (i) comply with State Street’s reasonable administrative requirements, (ii) permit Funds to be offered, made available, maintained, merged, divided or terminated, (iii) comply with changes in the ABA Members Plans, the Trusts and applicable laws and regulations and (iv) enable State Street to manage and control the ABA Members Collective Trust and the Funds established thereunder in accordance with the terms of this Agreement and the ABA Members Collective Trust. In making any amendment to the ABA Members Collective Trust, State Street shall exercise its reasonable judgment as to the content and timing of such amendment.

(b) State Street shall furnish to the Investment Fiduciary and ABA RF thirty (30) days prior to adoption of any amendment made pursuant to Section 7.01 of the ABA Members Collective Trust or any amendment to a Fund Declaration made pursuant to Section 3.03(a) of the ABA Members Collective Trust, (i) written notice of the reasons for any such amendment and (ii) copies of any such amendment; provided, however, that State Street may make any such amendment, with concurrent notice to the Investment Fiduciary and ABA RF if State Street reasonably determines that such urgent amendment is necessary or appropriate. ABA RF may make comments and suggestions in connection with any such amendment, and State Street shall give full consideration thereto. State Street shall, to the extent necessary, submit such amendments to the Internal Revenue Service and other governmental agencies for approval and shall provide the Investment Fiduciary and ABA RF with copies of the submissions at least thirty (30) days prior to submission and copies of such approvals and other responses promptly after receipt thereof. ABA RF shall offer timely assistance to State Street in making such submissions and obtaining such approvals and may make comments or suggestions regarding such submissions, and State Street shall give full consideration thereto.

(c) In the event that State Street exercises its authority to terminate a Fund, to divide a Fund into multiple Funds or to merge two Funds pursuant to Sections 7.02 and 7.03, respectively, of the ABA Members Collective Trust, State Street shall notify the Investment Fiduciary thereof with a copy to ABA RF pursuant to the notice procedures in Section 2.07(b) for amendments; provided, however, that sixty (60) days notice shall be substituted for thirty (30) days notice; and provided, further, that New Investment Options may be made available, and Investment Options may be terminated, only in accordance with Article 4.

2.08 Amendments to the ABA Members Collective Trust and the Trusts as of the Amendment Date. ABA RF hereby acknowledges that the ABA Members Collective Trust and the Trusts are being amended and restated as of the Amendment Date. ABA RF hereby consents to such amendments and waives any notice requirements with respect to such amendments.

2.09 Considerations of State Street Regarding Funds. In considering an Investment Advisor Recommendation under Section 2.04, an Investment Advisor Removal Recommendation under Section 2.05 or suggestions or comments under Section 2.07, or in considering or taking any other action contemplated by Article 2 or otherwise with respect to an Investment Advisor, State Street, in the exercise of its discretion with respect to such action, shall consult with the Investment Fiduciary and shall give full consideration to any recommendation delivered pursuant to Article 2, as well as to opinions, information, questions and concerns presented by the Investment Fiduciary. State Street may also give consideration to, among other factors, (a) the requirements of the ABA Members Collective Trust, (b) legal and regulatory matters, (c) State Street’s other responsibilities under the Program in its capacity as trustee of the ABA Members Collective Trust and as Trustee and (d) State Street’s reasonable administrative capabilities.

2.10 Notice to Program Recordkeeper. In the event that State Street delivers a notice regarding any Investment Advisor, any Fund, or any Investment Option pursuant to Article 2 to the Investment Fiduciary or to ABA RF, State Street shall concurrently deliver a copy thereof to the Program Recordkeeper.

ARTICLE 3 THE TRUSTS AND THE SELF-MANAGED OPTION UNDER THE TRUSTS

3.01 Trustee of Trusts. ABA RF shall retain State Street, and State Street shall serve, as sole Trustee until the Transfer Completion Date.

3.02 Self-Managed Options. State Street shall maintain the Self-Managed Options which shall constitute an Investment Option under the Program, under the applicable provisions of the Trusts. The Self-Managed Option may be made available to any Investor, except that, with respect to any Plan maintained under the ABA Members Retirement Plan, each adopting Employer may elect not to have the Self-Managed Option available with respect to its Plan. The terms and conditions of the Self-Managed Option, including without limitation the classes of assets that an Investor may select under the Self-Managed Option and an appropriate fee schedule, shall be determined by agreement between State Street or an Affiliate and ABA RF. The Self-Managed Option shall meet the reasonable objectives established by ABA RF, and State Street shall use all reasonable efforts to administer the Self-Managed Option consistent with (i) the provisions of this Section 3.02, (ii) the requirements of the Trusts and legal and regulatory considerations, (iii) State Street’s responsibilities under the Program in its capacity as Trustee, and (iv) the reasonable costs and expenses of administering the Self-Managed Option. The Self-Managed Option shall, to the extent available under a Plan and to the extent practicable and consistent with applicable law, permit any Investor with an account thereunder to authorize a third party that is an investment manager within the meaning of ERISA to direct transactions for such account, and, subject to applicable law, any fee (but not commissions) payable to such third party may, if so designated by the Investor, be charged to the Trust for the account of such Investor.

ARTICLE 4 ALL INVESTMENT OPTIONS

4.01 New Investment Options. The Investment Fiduciary and State Street shall each have the right, at any time and from time to time, to deliver to the other a New Investment Option Notice.

(a) With respect to a New Investment Option Notice delivered by the Investment Fiduciary, State Street shall respond to the Investment Fiduciary (with a copy to ABA RF) as follows:

(i) If the proposed New Investment Option is to be established as a Fund, State Street’s response to the Investment Fiduciary shall indicate whether, upon consideration pursuant to Section 2.09, State Street will establish the New Investment Option proposed in such New Investment Option Notice as a Fund,

(A) If State Street determines to establish such New Investment Option as a Fund, its response to the Investment Fiduciary shall include a proposed fee schedule for the Fund and state the date by which such option is to be established; or

(B) if State Street determines not to establish such new Investment Option as a Fund, its response to the Investment Fiduciary shall include the reasons for such determination.

(ii) State Street’s response to an Investment Fiduciary’s New Investment Option Notice under this Section 4.01(a) shall be delivered to the Investment Fiduciary (with a copy to ABA RF) within thirty (30) days after receipt thereof.

(b) With respect to a New Investment Option Notice delivered by State Street (which shall include a proposed fee schedule), no later than thirty (30) days after the date of the Investment Fiduciary’s receipt of such New Investment Option Notice, the Investment Fiduciary shall either accept or reject the proposal.

4.02 Investment Fiduciary. ABA RF shall, with State Street’s consent, designate an Investment Fiduciary with the duty and authority to (a) make recommendations to State Street regarding the appointment of Investment Advisors, (b) monitor the performance of Investment Advisors and (c) monitor the relationship between State Street and the Investment Advisors. ABA RF shall direct such Investment Fiduciary to meet with, make presentations to, provide information to and otherwise be available to State Street pursuant to State Street’s reasonable request. Beginning July 1, 2009, the Investment Fiduciary shall prepare (and ABA RF shall cause it to prepare) quarterly reports summarizing the investment performance for each Investment Option offered by the ABA Members Collective Trust and the performance of each of the Investment Advisors engaged by State Street in connection therewith for each calendar quarter. Such quarterly reports shall include the Investment Fiduciary’s analysis of the current market environment, including a summary of the most recent events in the financial markets and a review of the performance of the major market indices; the Investment Fiduciary’s analysis of the assets invested in the ABA Members Collective Trust among its Investment Options; a complete investment return analysis; a review of the investment results of all the Investment Options offered under the ABA Members Collective Trust in the context of their objectives and benchmarks; and such other investment information as ABA RF or State Street may from time to time reasonably request. The report for the specific calendar quarter will be delivered by the Investment Fiduciary to State Street at least two weeks prior to the next regularly scheduled meeting of the Board. Nothing in this Section 4.02 shall prevent ABA RF or State Street from hiring for its own exclusive benefit and at its own expense one or more additional consultants to perform the services enumerated in this Section 4.02.

4.03 Compliance with Laws. State Street shall be responsible for determining that, and shall take any and all action as shall be necessary so that, the offering, providing and maintaining of all Investment Options and Closed Options at all times prior to the Transfer Completion Date shall comply with all applicable employee benefit, securities, banking and insurance laws and regulations. Any person or entity that provides investment advisory, investment management or other services under the Trusts or the ABA Members Collective Trust shall be required (a) to conform to State Street’s reasonable administrative standards regarding frequency of valuation, transfer of funds, withdrawals, payment of benefits and other similar matters and (b) to comply with all applicable employee benefit, securities, banking and insurance laws and regulations.

4.04 Termination of Investment Options. The Investment Fiduciary and State Street shall each have the right, at any time and from time to time, to deliver to the other an Investment Option Termination Notice with respect to any Investment Option or Closed Option. An Investment Option Termination Notice shall specify an effective date for the proposed action and may request that an Investment Option be terminated, an Investment Option be designated a Closed Option, or a Closed Option be terminated; provided, however, that, with respect to an Investment Option Termination Notice delivered by the Investment Fiduciary to State Street regarding a Closed Option, State Street shall respond to the Investment Fiduciary no later than thirty (30) days after State Street’s receipt of such Investment Option Termination Notice to indicate (i) whether, (ii) in what manner and (iii) on what time frame such Investment Option or Closed Option will be terminated or closed, in the reasonable discretion of State Street, in accordance with the ABA Members Collective Trust. State Street may terminate or close an Investment Option or Closed Option without the consent of the Investment Fiduciary or ABA RF, subject to the considerations set forth in Section 2.09, upon sixty (60) days’ prior written notice to the Investment Fiduciary, or if State Street reasonably believes urgent action is necessary, upon concurrent notice to the Investment Fiduciary.

4.05 General Considerations of State Street. In conducting its role under Article 4 with respect to (a) a Fund, (b) a New Investment Option proposed to be a Fund or c) a Closed Option that had been a Fund when it was closed, State Street shall act in accordance with Section 2.09.

4.06 Notice to Program Recordkeeper. In the event that State Street or the Investment Fiduciary delivers a New Investment Option Notice or an Investment Option Termination Notice to the other pursuant to Article 4, State Street or the Investment Fiduciary shall concurrently deliver a copy thereof to the Program Recordkeeper.

ARTICLE 5 MAINTENANCE OF TRUSTS AND PLANS

5.01 Necessary Amendments to Trusts and ABA Members Plans and Trusts. ABA RF, as sponsor of the ABA Members Plans, shall make all amendments to the ABA Members Plans and any form of participation agreement or other agreements thereunder and to the Trusts that are necessary to comply with State Street’s reasonable administrative requirements, to permit Investment Options and Closed Options to be offered, made available, maintained or terminated under the Program, or to comply with applicable laws, regulations, revenue rulings, revenue procedures, advisory opinions or other governmental pronouncements. All such amendments shall be made in accordance with the following procedures:

(a) If ABA RF has prepared a necessary amendment to the ABA Members Plans or any form of participation agreement or other agreement thereunder or to the Trusts, it shall provide such amendment to State Street for review; and State Street shall be entitled to make comments and suggestions with respect thereto (to which ABA RF shall give full consideration), and shall conduct its reviews under this Section in accordance with a reasonable schedule specified by ABA RF or, if none is specified, within a reasonable period of time.

(b) ABA RF shall, to the extent necessary, submit such necessary amendments to the Internal Revenue Service for approval. ABA RF shall provide copies of such submissions to State Street for review prior to submission and State Street shall (i) be entitled to make comments and suggestions (to which ABA RF shall give full consideration), (ii) conduct such reviews in accordance with a reasonable schedule specified by ABA RF or, if none is specified, within a reasonable period of time, and (iii) offer timely assistance to ABA RF in making such submissions and obtaining approvals thereof.

(c) Outside legal expenses incurred by either ABA RF or State Street pursuant to this Section shall be paid by such party incurring such expense, but may be reimbursed by the Trusts or the ABA Members Collective Trust to the extent permitted by Section 11.04.

5.02 Other Amendments to the Trusts and ABA Members Plans. From time to time, ABA RF and State Street may each notify the other of proposed amendments or changes to the Trusts, the ABA Members Plans and any form of participation agreement or other agreement thereunder that such party believes are appropriate or desirable in connection with the Program, but not required under Section 5.01, in accordance with the following procedures:

(a) ABA RF, as sponsor of the ABA Members Plans, shall be responsible for making any amendment to the ABA Members Plans and any form of participation agreement or other agreement thereunder and to the Trusts; provided that State Street, together with ABA RF, may make amendments to the Trusts.

(b) Each party shall cooperate with the other to make such amendments as both parties agree are reasonable and practicable, subject to the terms of this Agreement.

(c) Each party shall be entitled to make comments and suggestions on such amendments, to which the other party shall give full consideration.

(d) ABA RF shall, to the extent necessary, submit such amendments to the Internal Revenue Service and other governmental agencies for approval and shall provide State Street with copies of the submissions prior to submission for review.

(e) State Street shall offer timely assistance to ABA RF in making such submissions and obtaining such approvals as may be necessary or advisable, including by conducting its reviews under this Section in accordance with a reasonable schedule specified by ABA RF or, if none is specified, within a reasonable period of time.

(f) Outside legal expenses incurred by either ABA RF or State Street pursuant to this Section shall be paid by such party incurring such expense, but may be reimbursed by the Trusts or the ABA Members Collective Trust to the extent permitted by Section 11.04.

5.03 Plan Interpretation. ABA RF, as sponsor of the Program, may provide any legal or other technical assistance as it may, from time to time, determine is necessary or appropriate to assist with the proper interpretation and operation of the Employer Plans with respect to issues brought to ABA RF’s attention by State Street or otherwise. Outside legal and other expenses incurred by ABA RF pursuant to this Section shall be paid by ABA RF, but may be reimbursed by the Trusts or the ABA Members Collective Trust to the extent permitted by Section 11.04.

ARTICLE 6 SERVICES WITH RESPECT TO INVESTMENT OPTIONS

6.01 Investment Records. State Street shall maintain records pursuant to the terms of the Program Interface Agreement.

6.02 Contributions. State Street shall allocate all contributions among the Investment Options in accordance with the instructions from the Program Recordkeeper pursuant to the Program Interface Agreement. In the event that State Street has received a contribution that State Street believes to be incorrect or invalid or instructions from the Program Recordkeeper that State Street believes are incorrect or invalid, it shall use commercially reasonable efforts to contact the Program Recordkeeper to clarify or correct such contribution amount or instructions.

State Street shall establish standard procedures (with reasonable notice to ABA RF) regarding the action to be taken by State Street in the interim, in accordance with the applicable Service Standards.

6.03 Transfers. State Street shall transfer amounts among Investment Options in accordance with instructions from the Program Recordkeeper pursuant to the Program Interface Agreement. To the extent that State Street has received no instructions or it believes that such instructions are incorrect or invalid, State Street shall use commercially reasonable efforts to contact the Program Recordkeeper in order to obtain, clarify or correct such instructions. If State Street receives instructions that it believes are invalid, the affected assets shall not be transferred until valid instructions are received; provided that if State Street receives invalid instructions or no instructions where instructions are required because assets must be transferred, the transfer shall be promptly made to the Stable Asset Return Fund.

6.04 Distributions and Withdrawals. Subject to applicable laws and regulations and upon the direction of the Program Recordkeeper pursuant to the Program Interface Agreement, State Street shall make payments out of the Trusts in such amounts to such persons, including any disbursing agent appointed by the Program Recordkeeper, as shall be specified by the Program Recordkeeper in such directions (any such person the “Disbursing Agent”). Immediately prior to the time when a distribution is to be made pursuant to this Section 6.04, State Street shall transfer the amount thereof to a demand deposit account maintained by the Disbursing Agent for this purpose. Upon such transfer, the appropriate Trust shall be relieved of, and the Disbursing Agent (in the case of State Street, acting in its institutional capacity and not as a trustee) shall assume the liability to pay such distribution.

6.05 Fiduciary Duties. State Street hereby acknowledges, represents, warrants and agrees that as trustee of the ABA Members Collective Trust, State Street NH shall have exclusive discretion and control over the assets thereof as required by Section 403 of ERISA, including, without limitation, responsibility for the engagement, monitoring, retention and removal of the Investment Advisors. It is the express intention of ABA RF and State Street that none of ABA RF or its officers, directors or agents shall have any discretion or fiduciary duty with respect to such assets except as provided in Sections 4.02 and 10.05(b) or to the extent ABA RF may provide any consent pursuant to Section 408 of ERISA and any regulations issued thereunder.

ARTICLE 7 SERVICES WITH RESPECT TO TRUSTS AND PLANS

7.01 Program Recordkeeper. ABA RF has retained the Program Recordkeeper to provide administrative services with respect to the Program as described herein and in other agreements between the Program Recordkeeper and ABA RF and/or the Investment Fiduciary. ABA RF acknowledges and agrees that State Street is not responsible for the selection, retention or oversight of the Program Recordkeeper from and after May 1, 2009.

7.02 State Street as Payor.

(a) Federal Tax Requirements. For as long as it is the Disbursing Agent, State Street shall be the “payor” (within the meaning of such term as used in Section 3405 of the

Code) of benefits under the Plans except as otherwise provided in this Section. As payor, State Street shall perform any required withholding of income tax from distributions and withdrawals. Prior to the distribution of each Participant’s benefits and in accordance with the applicable Service Standards, the Program Recordkeeper shall provide appropriate notice of withholding and any applicable withholding election forms to such Participant. The Program Recordkeeper shall provide to the Participant copies of any notice required by Section 402(f) of the Code in connection with the payment of all amounts as to which State Street is the payor. Notwithstanding the foregoing, State Street shall not be the payor of benefits under a Plan to the extent that such benefits are paid by the issuer of an annuity contract that is purchased by the Trustee in accordance with a Participant’s election pursuant to the applicable Plan. In such event, the issuer of such annuity contract shall be the payor (within the meaning of the Code).

(b) Distribution Procedures. Immediately prior to the time when a distribution is to be made pursuant to Section 6.04, State Street shall transfer the amount thereof to a demand deposit account maintained by the Disbursing Agent for this purpose. Upon such transfer, the appropriate Trust shall be relieved of, and the Disbursing Agent shall assume, the liability to pay such distribution.

ARTICLE 8 REPORTS TO ABA RF

8.01 Investment Fiduciary Reports. State Street shall provide ABA RF and the Investment Fiduciary with quarterly reports (including year-to-date information) setting forth (a) the aggregate account balances in each Investment Option at the beginning of the calendar quarter, (b) a summary of the aggregate transactions affecting those account balances during the calendar quarter, including the aggregate amount contributed and transferred to, and withdrawn and transferred from, each Investment Option and (c) the aggregate account balances in each Investment Option at the end of the calendar quarter. State Street shall provide such other aggregate reports with respect to the Investment Options as are reasonably requested by ABA RF or the Investment Fiduciary. State Street shall provide ABA RF and the Investment Fiduciary with online access to the holdings, transactions, and fair market values of the assets held in each Investment Option and State Street shall make available to ABA RF and the Investment Fiduciary online daily custody and reporting with respect to each Fund.

8.02 Fee Reports. State Street shall provide ABA RF with quarterly reports (including year-to-date information) setting forth the fees paid to State Street by Participants, Employers and Investors (including trusts) under the Program.

8.03 Expense Reports. Quarterly, State Street shall provide ABA RF and the Investment Fiduciary with a report setting forth the amount and a description of the various categories of expenses assessed or charged pursuant to Section 11.04.

8.04 Annual Reports. State Street shall provide or make available to ABA RF and the Investment Fiduciary such annual reports as are required by Section 6.02 of the ABA Members Collective Trust, Sections 6.06 and 6.07 of the Master Trust and Sections 6.06 and 6.07 of the Pooled Trust.

8.05 Timing of Reports. Unless otherwise provided in this Article, all reports pursuant to this Article shall be delivered within such time frame as is set forth in the applicable Service Standards.

ARTICLE 9 REVIEW OF COMMUNICATIONS MATERIAL AND COMMUNICATIONS BY ABA RF

9.01 Communications Matters. ABA RF shall cause the Program Recordkeeper to prepare and provide to the applicable recipients all Program communications, other than the Prospectus and other filings required by federal and state securities laws. ABA RF shall direct the Program Recordkeeper to provide State Street with copies of all such communications as State Street may reasonably request. In addition, ABA RF shall direct the Program Recordkeeper to make a good faith effort to deliver to State Street for its reasonable review, at least ten (10) calendar days prior to their production date, any communications (including revisions to previously provided communications that are materially inconsistent with comments previously provided by State Street) to be used in marketing the Program or otherwise reporting Fund performance or that contain references to State Street NH or State Street as trustee of the ABA Members Collective Trust or the Trusts, as applicable, which references are not contained in Program communications previously approved by State Street pursuant to this Section. State Street shall make a good faith effort to provide comments on such communications to ABA RF and the Program Recordkeeper within five (5) Business Days but in no event later than seven (7) Business Days after its receipt thereof. To the extent State Street comments are received in a timely manner as provided herein, ABA RF shall make a good faith effort to provide sufficient and timely direction to the Program Recordkeeper to incorporate such changes therein as may be reasonably requested by State Street.

ARTICLE 10 ADDITIONAL AGREEMENTS AND COVENANTS OF STATE STREET

10.01 ABA RF Program Services Unit.

(a) State Street has established and shall maintain, as long as it is obligated to provide services hereunder, or cause an Affiliate to maintain the ABA RF Program Services Unit. The ABA RF Program Services Unit shall be a separate client services unit within State Street exclusively dedicated to and having capabilities sufficient to provide the functions necessary for State Street to carry out its duties hereunder.

(b) The expenses incurred by State Street for the ABA RF Program Services Unit shall not be charged to the Trusts or the ABA Members Collective Trust.

(c) State Street shall not implement any material changes to the ABA RF Program Services Unit without the prior written consent of ABA RF.

10.02 Program Recordkeeper Interface; Succession Agreement.

(a) State Street shall enter into a Program Interface Agreement of even date herewith with the Program Recordkeeper. ABA RF shall not be a party to the Program Interface Agreement, but such agreement shall name ABA RF as a third-party beneficiary thereof with a right to enforce the Program Interface Agreement on behalf of the Program. In no event shall the

Program Interface Agreement be executed or amended unless the form thereof has been approved in writing by ABA RF.

(b) State Street shall, contemporaneously with the execution and delivery of this Agreement, enter into the Succession Agreement with State Street NH, the Successor Trustee and Northern. The Succession Agreement shall contain such terms and conditions as the parties thereto shall agree, with the consent of ABA RF, are necessary and appropriate to effect the transfer of Program assets described in Section 10.02(d) to the Successor Trustee and Northern.

(c) Notwithstanding any provision of this Agreement to the contrary, this Agreement shall not become effective unless and until the Program Interface Agreement and the Succession Agreement have been executed and delivered by the respective parties thereto.

(d) State Street shall arrange for the transfer on the Effective Date (as defined in the Succession Agreement) of the assets of the Trusts and the ABA Members Collective Trust, in accordance with the terms of the Trusts, the ABA Members Collective Trust and the ABA Members Plans, subject to applicable laws and regulations. Such transfer shall be effected pursuant to the terms of the Succession Agreement and any amendments to the Trusts and the ABA Members Collective Trust as State Street, State Street NH and the Successor Trustee shall, with ABA RF’s consent, determine are necessary or appropriate. Notwithstanding such transfer, State Street shall be entitled to receive from the Successor Trustee or the ABA Members Collective Trust any amounts determined under Section 11.01 or 11.04 attributable to periods prior to the Effective Date (as defined in the Succession Agreement) but not yet paid, and if any outstanding adjustments required by Appendix A shall exceed any amount due to State Street, it shall pay such excess to the Successor Trustee.

10.03 Financial Condition and Organization. As promptly as practicable after such information either becomes legally available for dissemination or is released to the public, State Street shall notify ABA RF of any change or pending change to the ownership, legal structure or organization of State Street or any Affiliate or division thereof that provides any services to or in connection with the Program.

10.04 Insurance Certification. State Street has previously provided ABA RF with a certificate of coverage with respect to all insurance policies (including fiduciary and errors and omissions) of State Street that could reasonably cover or relate to the Trusts, the ABA Members Collective Trust or the Program, and will notify ABA RF of any changes in such coverage within thirty (30) days after the earlier of when the change is made or when it becomes effective. From time to time ABA RF may reasonably request that State Street provide a copy of the applicable insurance policy. State Street, its officers, directors and employees are exempt from the fidelity bond requirements of Section 412 of ERISA, and nothing in this Agreement shall be construed to require State Street to maintain such a fidelity bond for itself, its officers, directors or employees.

10.05 Approval of Major Vendors.

(a) Within a reasonable period of time, not less than fifteen (15) Business Days, prior to the hiring of a Major Vendor, State Street shall submit to ABA RF for ABA RF’s approval a summary of the proposed terms for the hiring of such Major Vendor; provided, however, that if ABA RF does not approve such Major Vendor or the proposed terms of the arrangement, State Street may engage such Major Vendor to provide services for the benefit of any other client of State Street regardless of whether such Major Vendor will continue to be available to provide services to the Program on the proposed terms. The terms of State Street’s contracts with Major Vendors shall be consistent with State Street’s responsibilities, duties and obligations under, and not in conflict with the terms and conditions of, this Agreement, the Trusts and the ABA Members Collective Trust, including, without limitation, Section 10.08. State Street shall provide to ABA RF copies of such contracts when executed. Notwithstanding the foregoing, ABA RF’s approval under this Section shall not be required for the renewal or reengagement of a Major Vendor previously approved by ABA RF, provided that the terms of such renewal or reengagement (other than fees) are not materially different than those previously approved by ABA RF.

(b) ABA RF acknowledges that it has consented to the engagement of State Street Bank and Trust Company as a securities lending fiduciary and the payment of certain fees in connection therewith pursuant to a Securities Lending Authorization Agreement dated as of January 1, 2004 which contemplates the participation of the Funds (either directly or indirectly) in State Street Bank and Trust Company’s securities lending program.

10.06 Indemnification of ABA RF by Major Vendors. State Street shall use its best efforts to obtain from Major Vendors engaged primarily for the benefit of the Program indemnification of the Indemnified Persons (as defined in Section 12.04) for any act or omission of such Major Vendors, with provisions similar to the provisions of Article 12.

10.07 Non-Competition. During the term of this Agreement or any successor agreement hereto and for two years following the Transfer Completion Date, State Street shall not either directly or indirectly, alone or with others, knowingly interfere with ABA RF’s relationships with Qualified Employers including, but not limited to, contacting past, present or prospective Employers for the purpose of offering them competing or alternative investment opportunities as part of a marketing effort focused primarily on a sector of or the entire legal community. ABA RF hereby acknowledges that State Street is currently and may in the future be engaged in marketing activities involving competing or alternative investment opportunities for qualified retirement plans of the type maintained under the Program that may reach sectors of the legal community in a coincidental manner and that such activities are not prohibited by this Section, provided that State Street has used commercially reasonable efforts to mitigate inclusion of Qualified Employers in such activities. This Section shall survive termination of this Agreement.

10.08 Confidentiality. Except as provided below, State Street shall hold in strict confidence all Program Data and Records and shall use such Program Data and Records only to perform its obligations under this Agreement and to fulfill its obligations in connection with the Program. State Street acknowledges that State Street has no right or title in or to (including without limitation copyright rights in) the Program Data and Records and collections or compilations of such Program Data and Records. To the extent State Street would have any right or title in or to the Program Data and Records and collections or compilations of such Program Data and Records, it hereby assigns to ABA RF all of such rights (including without limitation copyright rights). State Street may disclose Program Data and Records as necessary for State Street to perform its obligations under this Agreement, but wherever possible, State Street shall disclose Program Data and Records only to ABA RF, the Investment Fiduciary, individuals within the State Street organization and third parties engaged by State Street who have a need to know such information in order for State Street to perform its obligations under this Agreement and to fulfill its obligations in connection with the Program; provided, however, that State Street shall use its best efforts to cause third parties who have access to Program Data and Records to enter into a confidentiality agreement with respect to such Program Data and Records. State Street acknowledges that the foregoing obligations include the obligation of State Street not to reveal (a) any such Program Data and Records regarding individual Participants, Employers or Investors or (b) any Program Data or Records that could be used directly or indirectly to identify an individual Participant, Employer or Investor except when the Participant, Employer or Investor so requests. The foregoing obligations shall not apply to any of the following: (w) information rightfully known to State Street, without continuing restrictions on disclosure, prior to being supplied to State Street as part of the Program Data and Records, (x) information that is or becomes generally known to the public or in the trade other than through a failure on the part of State Street to observe its obligations hereunder, (y) information that is independently developed or rightfully obtained without continuing restrictions on disclosures from third parties by State street otherwise than under the Program or (z) information that State Street must disclose to comply with federal or state statutory or regulatory requirements or pursuant to a judicial or administrative order; provided that State Street shall consult with ABA RF prior to making any such disclosure to the extent possible and shall provide ABA RF reasonable notice to enable ABA RF to resist any disclosure pursuant to 10.08(z). This Section shall survive termination of this Agreement. If requested by ABA RF, State Street shall include a copyright notice or other proprietary rights legend on all human and machine readable copies of the Program Data and Records, including any electronic data files containing the Program Data and Records and the media for such data files. The form and content of any such notice or legend shall be determined by ABA RF.

10.09 Copyright of Trusts and ABA Members Plans. State Street shall not interfere with or otherwise impede ABA RF’s efforts to protect the Trusts and the ABA Members Plans by copyright and State Street shall not infringe on any such copyrights.

10.10 Maintenance and Disposition of Program Data and Records. For one year following the Transfer Completion Date, State Street shall maintain one copy of all Program Data and Records that are maintained electronically on magnetic tape for the last accounting period for which State Street was responsible under this Agreement and that are Participant, Plan, Employer or Investor records. At the end of such one year period, to the extent permitted by applicable law and the customary practices of State Street with respect to such matters, State Street shall destroy all copies of Program Data and Records in its possession and control, unless ABA RF and State Street shall otherwise agree in writing. This Section shall survive termination of the Agreement. Prior to any such destruction, State Street shall provide to ABA RF a copy of any such Program Data and Records to be destroyed by State Street. The copy shall be in electronic or such other form as may be reasonably requested by ABA RF; provided, however, that ABA RF shall pay the reasonable expenses associated with making such copy if the format requested is not the standard format in which State Street maintains such Program Data and

Records. Upon request by ABA RF, State Street shall provide a description or samples of such standard format.

10.11 Investment Advisor Agreements. State Street shall provide ABA RF and the Investment Fiduciary with copies of all (a) Investment Advisor Agreements, (b) notices required under the Investment Advisor Agreements, and (c) reports required under the Investment Advisor Agreements.

10.12 Notice of Change in Status or Regulatory Action. Subject to applicable laws and regulations, State Street shall promptly notify ABA RF of (a) any change in its status as a bank, (b) any notice by any governmental agency of the intent to place material limitation on the activities of State Street that relate to or affect the Program, or (c) the receipt of formal notice of the commencement of any proceedings by any governmental agency to take any action that would change State Street’s status or the status of the Program under the Investment Company Act of 1940, as amended. State Street shall notify ABA RF of such information as soon as such information is available for public disclosure.

10.13 Performance by Affiliates. The parties acknowledge that State Street may cause one or more of its Affiliates, including SSGM to perform services in satisfaction of State Street’s obligations under this Agreement. State Street hereby guarantees the performance of such Affiliates and shall be liable therefor to the same extent as if State Street had directly performed such obligations. State Street further agrees, and it shall take any and all action as shall be necessary to require, that any obligation imposed on it hereunder shall also be assumed by any Affiliate it designates to perform any activity hereunder, and to the extent of such designation, ABA RF shall have the same rights with respect to such Affiliate as ABA RF has with respect to State Street. In furtherance thereof, but not as a limitation, State Street agrees each such Affiliate shall be subject to, and that it shall take any and all action as shall be necessary to cause each such Affiliate to be subject to all the provisions of this Article 10 and Sections 12.04, 12.05, 12.06, 12.07, 12.10, 14.06, 14.08 and 14.09, as if such Affiliate were a party to this Agreement.

10.14 Transition Management. State Street NH may from time to time determine, with the input of the Investment Fiduciary, to terminate and/or retain Investment Advisors of any Fund and/or to reposition or restructure the assets of any Fund (each a “Transition Event”). With respect to any Transition Event, State Street may, solely to the extent authorized by ABA RF, be responsible for providing, either directly or indirectly through its affiliates, transition management and brokerage services necessary or appropriate to effect the Transition Event. If State Street is selected by ABA RF as the transition manager with respect to a Transition Event, State Street shall charge a fee of a fixed amount to effect such Transition Event, which amount will be separately presented to, and subject to the approval of, ABA RF. State Street shall enter into an agreement with State Street NH in form and substance reasonably acceptable to ABA RF setting forth the rights and obligations of State Street and the ABA Members Collective Trust with respect to each such Transition Event.

ARTICLE 11 FEES AND EXPENSES

11.01 State Street’s Fees. State Street shall be compensated under the Program by payment of the trust, management and administration fee, investment management fees related to index funds and the index portions of other relevant Funds (the “Index Management Fee”), a retirement date funds management fee, fees for managing the Real Asset Return Fund, the Target Risk Funds and a fee for managing the Stable Asset Return Fund (“SARF”) in accordance with the terms contained in Appendix A hereto. The trust management and administration fee shall be in consideration of Trustee Services (not including any services performed by the Program Recordkeeper) other than management of (i) the index funds and the index portions of other relevant Funds, (ii) retirement date funds described in the Prospectus and (iii) SARF. The Index Management Fee shall be in consideration of State Street’s investment management services relating to the assets in the index funds and the indexed portions of the other relevant Funds. Appendix A shall set forth all of the fees payable to State Street in connection with the Program, including, without limitation, any amounts payable under Section 10.14, and no provision of the Recordkeeping Agreement, the ABA Members Collective Trust or the Trusts shall entitle State Street to additional compensation. Nothing in this Section shall preclude the payment of expenses of the Program or Plans to the extent permitted by Section 11.04.

11.02 ABA RF’s Fees. ABA RF shall be compensated under the Program in accordance with the terms contained in Appendix B hereto, which fees as of June 18, 2009 shall relate only to the Investment Options and Closed Options, services and obligations of ABA RF under the Employer Plans and under this Agreement. The fee schedule set forth in Appendix B may be increased only by written notification of such increase to all Employers, and shall not be effective less than sixty (60) days after such notification.

11.03 Additional Services. State Street’s obligations to perform services not required or agreed to under this Agreement shall be conditioned on ABA RF’s agreement to allow State Street to charge a reasonable fee for such services. If the cost to State Street to provide additional services is minimal both individually and in the aggregate (from the Amendment Date through the date such services are contemplated) then State Street shall be deemed to have waived its right to an additional reasonable fee pursuant to this Section. If ABA RF and State Street are unable to reach agreement under this Section within ninety (90) days of commencing negotiations, they shall submit the fee for such services to arbitration in accordance with Section 14.11 and State Street shall provide such services, pending the results of arbitration, for the last fee it proposed for such services prior to submitting to arbitration, subject to retroactive adjustments based upon the fee as determined by arbitration.

11.04 Expenses.

(a) General. Expenses of operation of the Program, the Plans, the Trusts and the ABA Members Collective Trust, as are permitted by applicable laws and regulations and this Agreement, shall be charged to and paid from the assets of the Trusts or the ABA Members Collective Trust (and charged to each Investment Option), for which such expenses are incurred. Except as otherwise provided in this Agreement, such expenses shall include but are not limited to (i) brokers’ fees and commissions, (ii) transfer and other taxes, (iii) custodians’ fees (including without limitation custodians’ fees paid to State Street and its Affiliates, to the extent permitted by applicable law, including without limitation, the prohibitions of Part 4 of Title I of ERISA), (iv) Securities and Exchange Commission fees, (v) state securities registration fees, (vi) Internal Revenue Service user fees, (vii) fees and expenses paid pursuant to any Investment Advisor Agreement, (viii) fees and expenses paid to the Investment Fiduciary engaged pursuant to the first sentence of Section 4.02, (ix) fees and expenses payable to the Program Recordkeeper pursuant to the Program Services Agreement (x) transition management expenses, (xi) other reasonable independent legal, independent auditing, printing and mailing expenses incurred in the preparation of Securities and Exchange Commission and state securities filings, no-action letters or reports, (xii) printing and mailing costs incurred in connection with providing the Prospectus and related materials to Investors and prospective Investors who have communicated indications of interest in the Program, and (xiii) expenses as permitted under Section 12.10. To the extent that State Street pays any expenses with respect to a particular Investment Option or Closed Option which are properly chargeable pursuant to this Section to a Trust or the ABA Members Collective Trust, as the case may be, it shall be entitled to reimbursement therefrom.

(b) Budgets. Not later than the meeting of the Board held in the fourth quarter of the preceding year, State Street shall present ABA RF a detailed budget of each of the categories of expenses, including without limitation, the categories listed in subsection (a) above, to be charged to the ABA Members Collective Trust or the Trusts for the next calendar year. At each meeting of the Board during such calendar year, State Street shall deliver a status report listing the categories of expense and expenses incurred to date as compared to such budget. ABA RF may make comments and recommendations with respect to such budgets and status reports, and State Street shall give full consideration thereto. Any item of expense properly chargeable to the Trusts or the ABA Members Collective Trust under Section 11.04 may be so charged even if State Street fails to include an item of expense in such Budget or if such expense items exceed such budget; provided that such expenses are approved by ABA RF in accordance with Section 11.04(d) below.

(c) Amortization Schedules. If State Street shall determine that any expenses otherwise chargeable to the ABA Members Collective Trust or the Trusts are to be amortized over a period of months or years, State Street shall prior to the commencement of such amortization provide to ABA RF a detailed schedule of such expenses, the period of amortization and the reasons therefor. ABA RF may make comments and suggestions with respect to the need for and the structure of any such amortization schedule, and State Street shall give full consideration thereto. If an unknown item of expense or an adjustment of any expense is uncovered after such amortization schedule has been approved by ABA RF, then State Street shall provide ABA RF with a detailed schedule of such expenses and adjustments and the period of amortization and the reasons therefor.

(d) Notice of Certain Expenses. State Street shall not charge any item of expense in excess of $25,000 against the Trusts or the ABA Members Collective Trust not described in clauses (i) through (xiii) of Section 11.04(a) above (or seek reimbursement thereof) without providing to ABA RF written notice thereof setting forth a description of such expense and the reason State Street believes such expense should be paid by the Trusts or the ABA Members Collective Trust, as the case may be, unless such expense is included in and not in excess of the appropriate amount budgeted pursuant to Section 11.04(b) above.

(e) Certain Expenses not Chargeable. For purposes of this Section 11.04, expenses of operation of the Program, the Plans, the Trusts and the ABA Members Collective Trust shall not include salaries, fringe benefits, taxes and overhead attributable to the ABA RF

Program Services Unit or other personnel or operations of State Street or its Affiliates, or travel expenses of any such personnel.

ARTICLE 12 LIMITATION OF LIABILITY AND INDEMNIFICATION

12.01 Limitation of Liability for Instructions from Participants, Employers, Investors, or the Program Recordkeeper Pursuant to the Program Interface Agreement. Except as otherwise provided by laws or regulations, neither ABA RF nor State Street (in each of its various capacities under the Program) shall be liable for any act or omission made in accordance with its obligations under this Agreement, the ABA Members Collective Trust, the ABA Members Plans, the Trusts or the Program Interface Agreement to the extent that such act or omission was made in good faith, without negligence, and in accordance with an instruction or information provided by a Participant, Employer, Investor, or the Program Recordkeeper pursuant to the Program Interface Agreement, where the party in question had no reason to believe that such instruction or such information was unauthorized or incorrect.

12.02 Limitation of Liability For Instructions From ABA RF. Except as otherwise provided by laws or regulations, State Street (in each of its various capacities under the Program) shall not be liable to ABA RF (or other Indemnified Persons) for any act or omission made in good faith, without negligence, and in accordance with the express advance written approval or instructions of ABA RF under this Agreement.

12.03 Limitation of Liability for Acts of Third Parties. Except as otherwise provided by laws or regulations, neither ABA RF nor State Street (in each of its various capacities under the Program) shall be liable for any act or omission of any person or entity (other than an affiliate of ABA RF, in the case of ABA RF, or an Affiliate, in the case of State Street), that acts or has acted as a fiduciary or service provider to a Plan, a Trust or the ABA Members Collective Trust pursuant to delegation of fiduciary responsibility under such Plan or trust, this Agreement or the Investment Manager Agreements. State Street shall not be liable for any act or omission of Equitable or the Program Recordkeeper, except to the extent that the Program Recordkeeper’s act or omission was based on any act or omission of State Street as to which State Street is not entitled to the limitation of liability set forth in Section 12.01 hereof; provided, however, that nothing in this Agreement shall relieve State Street for any liability incurred under the Existing Agreement before the date hereof.

12.04 Indemnification. State Street agrees to defend, indemnify and hold harmless ABA RF, its then-present and former officers, directors, advisory directors, employees, the ABA, and its then present and former officers, and the Board of Governors (the “Indemnified Persons”) against any and all expenses (including attorneys’ fees, subject to Section 12.05), judgments, fines, penalties (including any civil penalties assessed under Section 502(1) of ERISA) and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or current action, suit, proceeding or claim, whether civil, criminal, administrative or otherwise, and the amount of any adverse judgment entered against any of them and reasonable expenses attendant thereto by reason of any of State Street’s acts or omissions in connection with the Program, subject to the limitations of Sections 12.01, 12.02 and 12.03. For the above defense, indemnity and hold harmless provision to apply (a) the Indemnified Persons shall inform State Street promptly of any claims threatened or made against any Indemnified Person,

(b) the Indemnified Persons shall cooperate fully with State Street in responding to such threatened or actual claims, and (c) any settlement agreement shall require the written approval of State Street, which consent shall not be unreasonably withheld or delayed. This Section shall survive termination of this Agreement.

12.05 Counsel for Indemnified Persons. State Street agrees to cooperate fully with the Indemnified Persons in responding to any threatened or actual claims. Each Indemnified Person shall have the right to employ counsel in its, his or her sole discretion. However, none of State Street, the Trusts nor the ABA Members Collective Trust shall be liable (a) for any legal or other expenses incurred in connection with any such threatened, pending or current action, suit, proceeding or claim (whether civil, criminal, administrative or otherwise), or defense to any of the foregoing, that were not specifically authorized by State Street or (b) for reasonable attorneys’ fees for the Indemnified Persons unless State Street shall have received a written opinion reasonably acceptable in form and substance to State Street of counsel reasonably acceptable to State Street (and which counsel shall not represent or otherwise be affiliated with any of the Indemnified Persons) that there exists a material conflict of interest either (y) between (i) such Indemnified Persons and (ii) State Street or (z) among such Indemnified Persons, each in the conduct of the response to a threatened claim or in the conduct of the defense of an actual claim in which event State Street shall be liable for the reasonable legal expenses of each counsel whose appointment is necessary to resolve such conflict; provided, however, that if any threatened, pending or current action, suit, proceeding or claim, or defense to any of the foregoing is civil in nature, State Street, the Trusts and the ABA Members Trusts, collectively, shall not be responsible for the reasonable attorneys’ fees with respect to more than one (1) counsel for all Indemnified Persons, collectively.

12.06 Contribution. In order to provide for just and equitable contribution in circumstances in which the terms of Section 12.04 are applicable, but the indemnification provided for therein is held for any reason to be unavailable or unenforceable, the Indemnified Persons shall contribute to the aggregate expenses (including attorneys’ fees, subject to Section 12.05), judgments, fines, penalties (including any civil penalties assessed under Section 502(1) of ERISA) and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or current action, suit, proceeding or claim, whether civil, criminal, administrative or otherwise, which such Indemnified Persons and State Street may be subject to or liable for, in the following proportions: the Indemnified Persons collectively shall contribute one-one thousandth of one percent (0.001%) of such losses, claims, damages, expenses and liabilities, and State Street shall contribute the balance thereof. State Street shall have no other right of contribution from any of the Indemnified Persons.

12.07 Enforcement of Rights. If an Indemnified Person is reasonably required to bring any action to enforce rights or collect monies due under this Article and is successful in such action, State Street shall reimburse such Indemnified Person or its subrogee for reasonable fees (including attorneys’ fees in accordance with Section 12.05) and expenses incurred in bringing and pursuing such action.

12.08 Supplemental Indemnification. Indemnification pursuant to this Article is intended to be supplemental to any other rights to indemnification available to the Indemnified

Persons. Nothing herein shall be deemed to diminish or otherwise restrict the Indemnified Persons’ rights to indemnification under applicable laws.

12.09 Interests of ABA Members Collective Trust, Trusts and ABA Members Plans. In accordance with the ABA Members Collective Trust and the Trusts, State Street shall, whenever in its judgment any interest of the Program so requires, acting on behalf of the ABA Members Collective Trust or the Trusts, (a) settle, compromise, abandon or submit to arbitration any claim or demand, or (b) commence or defend any suit or legal proceeding. State Street shall represent the ABA Members Collective Trust and the Trusts in any arbitration, suit or legal proceeding in any court or before any other body or tribunal. ABA RF, as sponsor of the ABA Members Plans, shall represent the ABA Members Plans in any arbitration, suit or legal proceeding in any court or before any other body or tribunal; provided, however, that if State Street, the Trusts or the ABA Members Collective Trust is also involved in such arbitration, suit, or legal proceeding, State Street shall control the arbitration, suit or legal proceeding on behalf of the Program (except to the extent provided in 12.04 and 12.05), including but not limited to selecting counsel, determining the appropriate litigation strategy, and determining (to the extent possible) the forum for such arbitration, suit or proceeding, provided that State Street shall from time to time (not less than quarterly) inform ABA RF of the progress of such litigation and ABA RF shall have the right to make suggestions and comments regarding State Street’s control of such litigation.

12.10 Payment of Expenses. Expenses (including attorneys’ fees) specifically authorized by State Street pursuant to Section 12.05 and actually and reasonably incurred by the Indemnified Persons in defending against or responding to such threatened or actual claims shall be paid by State Street as they are incurred. State Street may charge such expenses and any expenses pursuant to Section 12.09, each to the extent appropriate, as expenses of the Trusts and the ABA Members Collective Trust (to the extent provided in Section 11.04); provided, however, that State Street may do so only (a) if the gravamen of the action, suit, proceeding or claim is principally the result of State Street, the Program, the Trusts, the Plans or the Collective Trust being a stakeholder or (b) in any other case in which a gravamen of the complaint is not an alleged breach of this Agreement or duty by State Street; provided, further, that to the extent appropriate, such expenses shall be charged to the particular Plan or affected Participant’s account involved in the action, suit, proceeding or claim. Notwithstanding the foregoing, expenses resulting from any threatened, pending or current action, suit, proceeding or claim, or defense to any of the foregoing, relating principally to an act or omission of Equitable, to the extent that they are not covered by and paid under the Administrative Services Agreement between Equitable and ABA RF dated October 4, 1985, shall be charged as expenses of the Trusts and the ABA Collective Trust.

ARTICLE 13 TERMINATION OF AGREEMENT

13.01 Termination as of the Effective Date (as defined in the Succession Agreement). This Agreement shall terminate immediately upon the Effective Date (as defined in the Succession Agreement).

13.02 Termination by State Street. State Street may terminate this Agreement at or after the earlier to occur of (a) the close of business on September 30, 2011 (provided, that if on such date any “Transfer Event” as defined in the Succession Agreement has occurred and is then continuing, then such date shall be extended to March 31, 2012) or (b) the date on or after

September 30, 2010 on which Northern or ABA RF delivers a Notice of Termination (as defined in the Fiduciary Investment Services Agreement among Northern, the Successor Trustee and ABA RF, dated as of August 15, 2008, and as amended effective July 1, 2009 (“FISA”)); provided, however, that if on or prior to the date on which such a Notice of Termination (as defined in FISA) is delivered under FISA the obligations of Northern and the Successor Trustee under the Succession Agreement are assumed by another party that is, and upon terms and conditions that are, reasonably acceptable to State Street, the provisions of this clause (b) shall apply with respect to such new party’s arrangements with ABA RF. Any such termination shall be effected by written notice (which may be delivered in advance of the dates specified above) to ABA RF at least six (6) months in advance of the termination date. In addition, State Street may terminate this Agreement for Cause at any time, upon six (6) months prior delivery of a Notice of Termination, which Notice may be delivered only at or after the end of any correction or cure period provided in Section 13.03.

13.03 Termination For Cause. The following behavior shall constitute Cause under this Agreement: any material violation of this Agreement or the Trusts that ABA RF fails, within thirty (30) days of receipt of written notice thereof from State Street to correct, or as to which ABA RF fails to reach a written agreement with State Street, as to an appropriate time frame for correction or other resolution and which is not corrected or otherwise resolved within such appropriate time frame.

13.04 Termination by ABA RF. ABA RF may terminate this Agreement at any time by delivery to State Street of a written notice of termination at least six (6) months prior to the date of termination specified therein.

13.05 Consent to Termination. All Participants, Investors and Employers shall be deemed to have consented to any termination of this Agreement and shall have no right to withhold such consent.

13.06 Transfer of Program Assets. In the event of a termination of this Agreement, State Street shall arrange for the transfer of the assets of the Trusts and the ABA Members Collective Trust, in accordance with the terms of the Trusts, the ABA Members Collective Trust and the ABA Members Plans to the successor trustee, subject to applicable laws and regulations.

ARTICLE 14 MISCELLANEOUS

14.01 Service Standards. State Street shall perform each and every of its duties and responsibilities hereunder in accordance with the highest standard of care applicable to persons performing services of the type required hereunder and shall always apply the best practices reasonably available to it when carrying out such duties and responsibilities. State Street and ABA RF may identify certain of the services to be performed by State Street pursuant to this Agreement, the performance of which shall be governed by the Service Standards as may be agreed to by State Street and ABA RF. If State Street shall in any agreement with another client of comparable size (as measured by assets or number of participants) agree to comply with a higher standard of performance than that required by the applicable Service Standards, State Street shall promptly notify ABA RF of such event, the applicable Service Standards shall be deemed to have been automatically amended to include such higher standard of performance.

14.02 Plan Disqualification. If it is determined that a Plan does not meet the requirements for qualification under the Code, State Street may withdraw from the Funds any or all amounts attributable to that Plan and pay such amounts as directed by the Program Recordkeeper and as required by the Plans and Trusts and in accordance with applicable law.

14.03 Agents of ABA RF. With respect to any provision of this Agreement, but subject to applicable laws and regulations, the Board may designate in writing to State Street one or more authorized representatives to act on behalf of ABA RF, in which case State Street shall be entitled to communicate with such representatives, until such time as ABA RF provides written notice to the contrary, and actions by such representatives shall be binding on all parties.

14.04 Good Faith. Both ABA RF and State Street shall have an obligation to consent, respond, agree, provide notice, give and consider comments or recommendations, negotiate, approve, cooperate and otherwise act in good faith and on a reasonably timely basis with respect to each provision of this Agreement, the ABA Members Collective Trust and the Trusts. Even if not expressly stated herein, no consent, approval or endorsement of ABA RF or State Street under this Agreement shall be unreasonably withheld or delayed.

14.05 Compliance with Laws. State Street shall comply, shall cause the ABA Members Collective Trust and the Trusts to comply and shall cooperate in assisting ABA RF and any other person or entity providing such services in complying with all applicable employee benefit, securities, banking and insurance laws and regulations. ABA RF shall comply, shall cause the ABA Members Plans and the Trusts to comply and shall cooperate in assisting State Street and any other person or entity providing such services in complying with all applicable employee benefit, securities, banking and insurance laws and regulations, including without limitation by providing any information reasonably available to ABA RF that is reasonably requested by State Street and by assisting State Street in obtaining such other information as may be reasonably requested by State Street, each in connection with action taken by State Street under this Agreement or to obtain any opinion letter, ruling, no-action letter or interpretive request filed with or requested from the Internal Revenue Service, the Department of Labor, the Securities and Exchange Commission or any similar state securities regulatory authority.

14.06 Audits. As sponsor of the ABA Members Plans and on behalf of Participants, Employers and Investors, ABA RF may, for the purpose of providing assurance that State Street is fulfilling its obligations under this Agreement, the ABA Members Collective Trust and the Trusts, at any time and from time to time, audit (either by itself or through auditors it may appoint), the facilities, operations and Plan records of State Street that relate to State Street’s fulfillment of its duties, responsibilities and obligations under this Agreement, the ABA Members Collective Trust and the Trusts. State Street shall cooperate with ABA RF or auditors appointed by ABA RF for such purpose. The cost of such audit shall be paid from ABA RF’s own funds unless such audit discloses an error in Program accounting or records that requires an adjustment to Participants’ accounts, a change in State Street’s internal accounting procedures or discloses State Street’s failure to comply with Service Standards, in which case State Street shall pay such cost. Nothing in this Section shall give ABA RF the right to a financial audit of State Street.

14.07 Amendment. This Agreement and Section 6.08 of the ABA Members Collective Trust may be amended only by a written instrument executed by ABA RF and State Street. All Participants, Employers and Investors shall be deemed to have consented to any such amendment and shall have no right to withhold such consent.

14.08 Assignment; Change of Control. Subject to the terms and conditions of this Section 14.08, neither ABA RF nor State Street may assign its rights or obligations under this Agreement, any Investment Advisor Agreement or any Investment Manager Agreement without the other’s prior written consent. For purposes of this Section, a merger, reorganization or transfer of substantially all of the assets of ABA RF to a successor organization shall not constitute an “assignment” of this Agreement, but any “Change of Control”, as defined in this Section 14.08, of State Street, or State Street Corporation, shall constitute an “assignment” of this Agreement and entitle ABA RF to terminate this Agreement pursuant to Section 13.04, but with such notice period as ABA RF shall determine in its sole discretion. For purposes of this Section:

(a) a Change of Control of State Street shall be deemed to occur if and when:

(i) a merger, consolidation or reorganization of State Street or the transfer of substantially all its assets to a successor organization occurs, unless State Street is the survivor in any such transaction, and after such transaction, State Street is controlled by State Street Corporation; or

(ii) any plan or proposal for the liquidation of State Street is adopted by its stockholders;

(b) a Change of Control of State Street Corporation shall be deemed to occur if and when:

(i) a merger, consolidation or reorganization of State Street Corporation or the transfer of substantially all its assets to a successor organization occurs, unless State Street Corporation is the survivor in any such transaction and (A) it is not controlled by another organization and (B) persons who were shareholders of State Street Corporation immediately before such transaction own more than 50% of the combined voting power of State Street Corporation immediately after such transaction;

(ii) any person, including a “person” as such term is used in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), is or becomes a beneficial owner (as such term is defined in rule 13-d(3) under the 1934 Act), directly or indirectly, of securities of State Street Corporation, representing more than 50% of the combined voting power of State Street Corporation’s outstanding securities;

(iii) any plan or proposal for the liquidation of State Street Corporation is adopted by the stockholders of State Street Corporation; or

(iv) all or substantially all of the assets of State Street Corporation are sold, liquidated or distributed.

14.09 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to agreements to be performed in that state; provided, however, that (a) the ABA Members Collective Trust and the Trusts shall be governed by and construed in accordance with the applicable laws of The Commonwealth of Massachusetts, (b) the ABA Members Plans shall be governed by and construed in accordance with the applicable laws of the State of Illinois and (c) in the event of a conflict of laws in any dispute between (i) this Agreement and (ii) any of the ABA Members Collective Trust, the Trusts or the ABA Members Plans, the laws of The Commonwealth of Massachusetts shall govern (without regard to choice of law principles thereunder).

14.10 Resolution of Disputes. The parties agree to address disagreements and disputes arising out of or related to this Agreement or the breach thereof through the procedures set forth in this paragraph before resorting to arbitration. Each party shall designate an employee who will be the initial contact for resolving disputes. Each party shall raise any questions, disagreements or disputes falling within the scope of this Section with the designated employee of the other party. The designated employees will work together to resolve the relevant issue in a manner that meets the interests of both parties, or until the issue is referred to designated officers of the parties as set forth below. Each party shall also designate an officer or director who will review disagreements or disputes that the designated employees are unable to resolve. These officers will work together to resolve the disputes so referred in a manner that meets the interests of both parties, either until such agreement is reached, or until an impasse is declared by either party.

14.11 Arbitration of Disputes. Any dispute or controversy between ABA RF and State Street arising under, out of, in connection with or in relation to this Agreement (whether or not arising under provisions specifically referring to this Section), the ABA Members Collective Trust, the Trusts or the ABA Members Plans, and any amendments thereof, other than any such dispute or controversy arising in connection with any third party claim, or the breach thereof, shall be determined and settled by arbitration to be held in a location agreeable to State Street and ABA RF (or, if no location is agreed upon, in Chicago, Illinois) in accordance with the rules then in effect for commercial disputes according to the commercial rules of the American Arbitration Association; provided, however, that in the discretion of the arbitrator, hearings may be held at such locations as are convenient for the witnesses. In connection with any such arbitration, if State Street and ABA RF are unable to agree on a single arbitrator, then State Street and ABA RF shall each appoint one arbitrator and the two arbitrators so appointed shall appoint a third arbitrator. If either State Street or ABA RF fails to appoint an arbitrator, or if the two arbitrators fail to appoint a third arbitrator, then the American Arbitration Association (or a similar organization agreeable to ABA RF and State Street) shall appoint such arbitrator or arbitrators. Any award rendered by such arbitration or arbitrators may include an assessment of expenses (including attorneys’ fees and arbitration fees) and shall be conclusive and binding on each and all of the parties, and judgment may be entered thereon by a court of competent jurisdiction. Nothing herein shall preclude either party from obtaining injunctive relief in appropriate circumstances, provided that after any grant of such relief, the dispute shall be resolved in accordance with the procedures set forth in this Section.

14.12 Notice. All notices, requests or other communications to be given by ABA RF or State Street to the other under this Agreement shall be considered properly given if (a) delivered in person, (b) delivered by overnight courier (with signed acknowledgment or receipt) or (c) sent by facsimile, confirmed by telephone by the sender, each at the following address:

State Street:

State Street Bank and Trust Company

One Lincoln Street

Boston, Massachusetts 02111

Attention: Monet T. Ewing

Facsimile: (617) 946-9434

State Street Bank and Trust Company of New Hampshire

20 Trafalgar Square, Suite 449

Nashua, New Hampshire 03063

Attention: President

Facsimile: 603-882-8707

With a copy to:

State Street Bank and Trust Company

1200 Crown Colony Drive

Quincy, Massachusetts 02169

Attention: Robert E. Fullam, CFA

Facsimile: (617) 946-9452

ABA RF:

ABA Retirement Funds

321 N. Clark Street, 16th Floor

Chicago, Illinois 60654-7598

Attention: Executive Director

Facsimile: (312) 988-5367

or mailed by first-class United States mail, postage prepaid, registered or certified with return receipt requested to ABA RF at the above address or to State Street at the following address:

State Street Bank and Trust Company

One Lincoln Street

Boston, Massachusetts 02111

Attention: Monet T. Ewing

Address for Program Recordkeeper: For notices from ABA RF, pursuant to the Program Services Agreement. For notices from State Street, pursuant to the Program Interface Agreement.

Address for Investment Fiduciary: For notices from ABA RF, pursuant to Fiduciary Investment Services Agreement. For notices from State Street, pursuant to the Succession Agreement.

All notices, requests or communications shall be deemed given (y) upon the expiration of five (5) Business Days after deposit if mailed or (z) upon receipt by the addressee if given in person, by courier or by facsimile. If any communication is tendered to a party and the delivery thereof is refused by such party, such communication shall be effective upon the tender. Either State Street or ABA RF may change the address to which notices are to be delivered by written notice to the other party as provided in this Section.

14.13 Severability of Provisions. If any provision of this Agreement is found to be unenforceable, the other provisions shall remain in effect.

14.14 Waiver. Any agreement by ABA RF or State Street to an extension or waiver of any provision of this Agreement shall be valid only if set forth in an instrument in writing signed by such party, but such waiver or failure to insist on strict compliance with such provision shall not operate as a waiver or estoppel with respect to any subsequent or other failure.

14.15 Captions. The captions or headings in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions or sections of this Agreement.

14.16 Action by ABA RF. Any action required or permitted to be taken hereunder by ABA RF may be taken by resolution of the Board, by resolution of any duly authorized committee of, or appointed by the Board or by any officer or agent duly authorized to take such action by the Board or such a committee.

14.17 Construction of Terms. The singular may include the plural and vice versa, unless the context clearly indicates to the contrary. Unless otherwise stated, all references to Sections and Articles are to Sections and Articles of this Agreement.

14.18 Execution in Counterparts. This Agreement may be executed in counterparts, and all the counterparts together shall be considered an original.

14.19 Entire Agreement. This Agreement (including the Appendices hereto), together with the Trusts and the ABA Members Collective Trust and, to the extent applicable, the ABA Members Plans, contains the entire agreement between the parties, and supersedes all prior agreements, arrangements and understandings between State Street and ABA RF, relating to the subject matter contained herein.

14.20 Authority. The parties to this Agreement represent, respectively, that they have duly authorized the execution, delivery and performance of this Agreement and that neither such execution and delivery nor the performance of their obligations hereunder conflict with or violate any provision of law, rule or regulation, or any instrument to which either is a party or to which any of their respective properties are subject and that this Agreement is a valid and binding obligation.

14.21 FISA Amendments. ABA RF hereby acknowledges and agrees that it shall not agree to any amendment of FISA that would adversely affect State Street’s rights without obtaining State Street’s prior written consent, which consent shall not be unreasonably withheld.

IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties hereto on this 29th day of June, 2009 with an effective date as of May 1, 2009 (except to the extent the parties are obligated hereunder to take any action prior to such date).

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Nancy E. Grady

Name:	Nancy E. Grady

Title:	Senior Vice President

THE ABA RETIREMENT FUNDS

By:	/s/ Harry L. Hathaway
President

APPENDIX A

FEES PAID TO STATE STREET

I.	Trust, Management and Administration:

The trust, management and administration fee shall be calculated according to the following schedule as applied to the aggregate value of assets held by the Funds described in Section 2.01.

First $1 Billion	.202%
Next $1.8 Billion	.067%
Over $2.8 Billion	.029%

Such fee shall accrue daily and be paid to State Street at the end of each month. Such fee is based upon the current Fund line up and specific construction of each Fund relative to its advisor composition, custody as of July 6, 2009 and other Fund administration requirements. ARF and State Street reserve the right to change such fee should the Fund line up or construction of a Fund change in the future in a manner which changes State Street’s costs of administering any such Fund or Funds.

The investment management fee relating to the Stable Asset Return Fund (“SARF”) is included in the trustee, management and administration fee.

II.	Retirement Date Funds Management Fee.

(a) The Retirement Date Fund Management Fee shall be .10% as applied to the aggregate value of assets held by the Funds described in Section 2.01 and designated in the Prospectus as the “Retirement Date Funds.”

(b) Such fee shall be accrued on a daily basis and will be paid monthly.

III.	Real Asset Return Fund Management Fee (effective as of July 6, 2009).

State Street shall be entitled to receive with respect to the assets of the Real Asset Return Fund an investment management fee at the annual rate of .09%, which will accrue on a daily basis and will be paid monthly.

IV.	Target Risk Funds Management Fee (effective as of July 6, 2009).

State Street shall be entitled to receive with respect to the assets of the Target Risk Funds an investment management fee at the annual rate of .06% of the respective Target Risk Funds, which will accrue on a daily basis and will be paid monthly.

V.	Index Management Fee

For investment management services rendered to the index funds listed below, State Street shall be entitled to receive with respect to the assets of the index fund an investment management fee, charged at the following annual rates, which will accrue on a daily basis and will be paid monthly from the relevant assets of the index fund or such other respective Funds:

Aggregate Value of Assets in the Index Fund	Rate:
Bond Index Fund	.04%
Large-Cap Index Equity Fund	.02%
All Cap Index Equity Fund	.05%
Mid Cap Index Equity Fund	.05%
Small Cap Index Equity Fund	.05%
International Index Equity Fund	.10%

For investment management services rendered to the indexed portion of the Large Cap Equity Fund, the Small-Mid Cap Equity Fund and the International All Cap Equity Fund, State Street shall be entitled to receive with respect to the assets of such indexed portion of such Fund an investment management fee, charged at the following annual rates, which will accrue on a daily basis and will be paid monthly from the relevant assets of the respective Fund:

Aggregate Value of the Indexed Portion of the Fund	Rate:
Large Cap Equity Fund	.05%
Small-Mid Cap Equity Fund	.05%
International All Cap Equity Fund	.12%

APPENDIX B

FEES PAID TO ARF

Effective as of June 18, 2009, ARF’s fee shall be calculated according to the following schedule based on the aggregate value of assets held in the Program as of the end of the last Business Day of the preceding month.

First $3.0 Billion	.075%
Next $1.0 Billion	.065%
Next $1.0 Billion	.035%
Next $1.0 Billion	.025%
Over $6.0 Billion	.015%

Fees will be charged pro rata against all Program assets other than those held under Self-Managed Option accounts and paid to ARF within ten (10) Business Days following the end of each month.